UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                                 Amendment No. 6

                    Under the Securities Exchange Act of 1934

                                Harte-Hanks, Inc.
                           --------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                   -------------------------------------------
                         (Title of Class of Securities)

                                   416196 10 3
                                  -------------
                                 (CUSIP Number)

                               Page 1 of 12 Pages

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    Train, Smith Counsel LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     New York
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         2,212,034
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 1,714,183
                           (8) Shared Dispositive
                               Power                 975,767
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              2,689,950
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          4.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    IA
--------------------------------------------------------------------------------

                               Page 2 of 12 Pages

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    Henry D. Babcock
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     United States
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         2,212,034
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 1,714,183
                           (8) Shared Dispositive
                               Power                 975,767
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              2,689,950
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          4.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    IN
--------------------------------------------------------------------------------

                               Page 3 of 12 Pages

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    John H. Rogicki
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     United States
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         2,212,034
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 1,714,183
                           (8) Shared Dispositive
                               Power                 975,767
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              2,689,950
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          4.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    IN
--------------------------------------------------------------------------------

                               Page 4 of 12 Pages

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    Concord International
         S.S. or I.R.S. Identifica-                  Investment Group, L.P.
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     Delaware
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         2,212,034
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 1,714,183
                           (8) Shared Dispositive
                               Power                 975,767
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              2,689,950
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          4.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    PN
--------------------------------------------------------------------------------

                               Page 5 of 12 Pages

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    T.K. International
         S.S. or I.R.S. Identifica-                  Corporation
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     Delaware
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         2,212,034
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 1,714,183
                           (8) Shared Dispositive
                               Power                 975,767
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              2,689,950
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          4.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    CO
--------------------------------------------------------------------------------

                               Page 6 of 12 Pages

CUSIP NO. 416196 10 3                  13G
          -----------

--------------------------------------------------------------------------------
1.       Name of Reporting Person                    Mohamed S. Younes
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                   (a) _______________________
         if a Member of a Group
                                                     (b) _______________________
--------------------------------------------------------------------------------
3.       S.E.C. Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of                     United States
         Organization
--------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power
Beneficially                                         2,212,034
Owned by Each              (6) Shared Voting
Reporting Person               Power                 0
with                       (7) Sole Dispositive
                               Power                 1,714,183
                           (8) Shared Dispositive
                               Power                 975,767
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person              2,689,950
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                      [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented
         by Amount in Row 9                          4.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person                    IN
--------------------------------------------------------------------------------

                               Page 7 of 12 Pages

Item 1(a) Name of Issuer:

                  Harte-Hanks, Inc. (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

                  200 Concord Plaza Drive
                  San Antonio, TX  78216

Item 2(a) Name of Person Filing:

                  This Statement is being filed by:

                         (i) Train, Smith Counsel LLC, a New York limited liability company and an Investment Adviser registered under the Investment Advisers Act of 1940 ("TSC");

                        (ii)        Messrs. Henry D. Babcock and John H.
                                    Rogicki and Concord International
                                    Investments Group, L.P. a Delaware
                                    Limited Partnership ("Concord"), the
                                    members of TSC who, for purposes of the
                                    Securities Exchange Act of 1934, as
                                    amended (the "Act") are deemed to
                                    control TSC;

                       (iii) T.K. International Corporation, a Delaware Corporation ("TK"), the sole general partner of Concord, which, for purposes of the Act, is deemed to control Concord; and

                        (iv) Mr. Mohamed S. Younes, the majority shareholder of TK (all such persons in
                                    (i) through (iv) being hereinafter
                                    referred to as the "Reporting Persons").
                                    Mr. Younes disclaims beneficial ownership
                                    of the shares of the Issuer which are the
S                                    subject of this Statement.

Item 2(b) Address of Principal Business Office:

                  The address of the principal business office of each of the Reporting Persons is 667 Madison Avenue, New York, NY 10021.

Item 2(c) Citizenship:

                  See Item 4 of the cover pages attached hereto.

Item 2(d) Title of Class of Securities:

                  Common Stock, par value $1.00 per share (the
                  "Common Stock")

                               Page 8 of 12 Pages

Item 2(e) CUSIP Number:

                  416196 10 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a) ( ) Broker or Dealer registered under Section 15 of the Act

                  (b) ( )  Bank as defined in Section 3(a)(6) of the Act

                  (c) ( ) Insurance Company as defined in Section 3(a)(19) of the Act

                  (d) ( ) Investment Company registered under Section 8 of the Investment Company Act

                  (e) (X) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                  (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 140.13d-1(b)(1)(ii)(F)

                  (g) ( ) Parent Holding Company, in accordance with ss. 240.13d-1(b)(ii)(G)

                  (h) ( )  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership:

                  Not applicable.

Item 5.   Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable.

                               Page 9 of 12 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  Not applicable.

Item 8.   Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.   Notice of Dissolution of Group:

                  Not applicable.

Item 10.  Certification:

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               Page 10 of 12 Pages

                                   Signatures

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Date:  February 14, 2000

                                        Train, Smith Counsel LLC

                                        By: /s/ John H. Rogicki
                                            -------------------
                                        Name:  John H. Rogicki
                                        Title: Member and Chief
                                               Operating Officer

                                        /s/ Henry D. Babcock
                                        --------------------
                                        Henry D. Babcock

                                        /s/ John H. Rogicki
                                        -------------------
                                        John H. Rogicki

                               Page 11 of 12 Pages

                                   Signatures


         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Date:  February 14, 2000

                                        CONCORD INTERNATIONAL
                                        INVESTMENTS GROUP, L.P.

                                        By: T.K. International
                                            Corporation, General Partner

                                        By: /s/ Mohamed S. Younes
                                            ---------------------
                                            Name:  Mohamed S. Younes
                                            Title: President


                                        T.K. INTERNATIONAL CORPORATION

                                        By: /s/ Mohamed S. Younes
                                            ---------------------
                                            Name:  Mohamed S. Younes
                                            Title: President

                                            /s/ Mohamed S. Younes
                                            ---------------------
                                            Mohamed S. Younes

                               Page 12 of 12 Pages